Exhibit 1

[Cassels Brock & Blackwell LLP letterhead]

September 6, 2005

BY SEDAR

Autorite des Marches Financiers

800, square Victoria, 22nd Floor

Tour de la Bourse

C.P. 246

Montreal, Quebec

H4Z 1G3

Attention: Sylvia Nastasi

Dears Sirs/Mesdames:

Re: Peru Copper Inc. (the “Company”)

Continuous Disclosure Requirements of the Quebec Securities Act (the “Act”)

In accordance with section 114 of the Regulations and Section 52 of the Act, we confirm on behalf of the Company, as legal counsel for the Company, that to the best of the Company’s knowledge there were no options granted to, or exercised by, residents of Quebec during the year ended December 31, 2004.

If you have any questions or concerns in connection with the foregoing, please do not hesitate to contact the undersigned.

Yours truly,

Cassels Brock & Blackwell LLP

Per:

(Signed) Andrea C. FitzGerald